Exhibit 10.1

HICKORYTECH CORPORATION
LONG-TERM EXECUTIVE INCENTIVE PROGRAM
(Amended and Restated January 1, 2013)

HickoryTech Corporation, a Minnesota corporation (the "Company"), has established, effective January 1, 2005, the HickoryTech Corporation Long-Term Executive Incentive Program (the "Program").

Shares issued under this Program are granted under the 1993 Stock Award Plan, which was authorized by shareholders in 1993 and amended by shareholders in 2000.

1.            Purpose

This Long-Term Executive Incentive Program is designed to drive shareholder value through alignment of executive pay with corporate strategic goals and to ensure alignment between executive actions and HickoryTech's long-term strategic plan.

2.            Definitions

As used in this Program, the following terms are defined as indicated unless the context clearly requires a different meaning.

a.	Retirement: Termination for any reason (other than death or permanent and total disability) after attaining age 55 with ten years of service or after attaining age 62, irrespective of service.

b.	Participant: An executive of the Company who has been selected to participate in the Program.

3.            Gender

Except where otherwise indicated by the context, any masculine terminology when used in this document shall also include the feminine gender.

4.            Summary of Program

a.	Eligible Participants: Executives who, by virtue of their position, exert a significant impact on the Company's performance are eligible to participate in this Program. Participation is at the recommendation of the President/CEO, with the approval of the Compensation Committee.

Eligible Participants whose employment begins after the start of a Program Period will be eligible for a prorated award based on the date of hire or promotion to such position.

b.	Program Period: This Program provides for restricted shares to be granted to eligible Participants if pre-established strategic objectives are achieved. These strategic objectives are to be achieved over a two or three year performance period. If the objectives are not obtained, no award will be granted.

This Program will have overlapping performance periods of two or three years. The Compensation Committee will recommend, for Board approval, the number of years in each Program Period in advance of the Program Period beginning. The overlapping performance periods provide for multiple two or three year Programs to run concurrently.

c.	Performance Objectives: Performance Objectives will be established prior to the beginning of each Program Period. The objectives will support the Company's long-term strategic plan and will be recommended for Board approval by the Compensation Committee. Each Performance Objective will be assigned a weighting.

d.	Award Determination: The Award under this Program will be determined at the end of the Program Period, based on the level of achievement of each objective, using linear interpolation between the performance levels of Threshold, Target and Maximum. The Threshold is 75% performance achievement, the Target is 100% performance achievement, and the Maximum is 125% performance achievement.

No Award will be provided for performance less than 75% of an objective.  There will be a cap or maximum of 125% for each Performance Objective.

The results of each performance measure will be determined separately and the resulting award will be aggregated into a total award.

e.	Disposition and Vesting of Awards: Awards granted under this Program will be granted in restricted shares of HickoryTech Stock. One-half of the restricted shares will vest 30 days after grant, and the remaining one-half will vest on the first anniversary of grant.

Award grants will be made in shares of restricted stock as soon as practicable following the end of the Program Period, but no later than March 15 of the year following the close of the Program Period.  Unvested restricted shares will be held by the Company until vested.  Once vested, all restrictions will lapse.

A review of the Award payouts will be made by the Compensation Committee. The Committee will have the discretion to review and adjust award payouts, if deemed appropriate.

f.	Restrictions: All certificates for restricted shares issued under the Program shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Program or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state laws. The Committee may cause a legend or legends to be placed on any such certificate to make appropriate reference to such restrictions. HickoryTech shall retain possession of all certificates for restricted shares until the restrictions lapse.

g.	Program Period Award Opportunity: An at-target range of the potential award that can be earned under each Program Period will be established for each Participant, based on their position prior to the beginning of the Program Period. The at-target potential value of the award will be converted into a share value by dividing the at-target dollar award value by the share price at the end of the Program Period. The share price used in the conversion is determined utilizing the provisions of 1993 Stock Award Plan, based on the date the Board meets and approves any awards earned under the Program Period. All awards earned under the Program are paid in restricted shares of HickoryTech stock.

5.            Restricted Share Dividends and Voting Rights

 Dividends will be paid to the Participant on the restricted shares once they are granted.  Dividends will be paid to the Participant as if they had full ownership of the shares for both vested and unvested restricted shares.  Participants will also have the right to vote both vested and unvested restricted shares.

6.            Effect of a Participant's Death, Retirement or Disability

Upon death, retirement or permanent and total disability of a Participant, all unvested shares that have been granted will immediately vest.  They will be paid out within 90 days of retirement, or death, or receipt of the required documentation in the event of total disability.

 Additionally, if the Participant was a participant in Program Periods that have been initiated, but not yet completed at the time of their retirement, death or disability, and if the Participant has been in the Program Period for at least one year following the Program Period's initiation, the Participant will remain eligible for a prorated portion of any payouts earned under such Program Period based on achievement of the pre-established Performance Objectives at the close of the Program Period.  Any award earned will be prorated based on the portion of time the Participant was active in the Program Period.  (For example, if the Participant retired, died or became disabled in the second year of a three year Program Period, they would receive 2/3 of any Award earned through achievement of the pre-established Performance Objectives.) If the Participant has been in the Program Period for less than one year following the Program Period's initiation at the time of their retirement, death or disability, the Board has the sole discretion to grant a prorated payout earned under the Program Period to such Participant under the Plan.

Any shares granted to a Participant who had partial participation in the Program Period through retirement, death or disability, will be immediately vested upon grant.

A deceased Participant's granted but unvested restricted shares will be paid to the Participant's designated beneficiary.  A Participant may, by written notice to the Company in the form of Attachment B, designate a beneficiary to receive any payments made after the Participant's death.  The Participant may select as his beneficiary any person or entity, including a trust.  The Participant may designate multiple, successive or contingent beneficiaries and may change his designation at any time.  If a Participant dies without having any valid beneficiary designation in effect, his estate shall be the beneficiary.

7.            Effect of Other Termination of Employment

If a Participant's employment with the Company is terminated for any reason other than his death, retirement or permanent and total disability, such Participant's participation in the Program immediately ceases and he would lose eligibility for payouts under the Program.  Any shares vested at the time of termination will be paid out to the Participant no later than 90 days following such termination.  All unvested shares will be forfeited.

8.            Payment in the Event of a Change of Control of the Company

In the case of a Change of Control of the Company and a payment being due, as described in the Participant's Change of Control Agreement:

a)	All unvested shares will become immediately vested.
b)	Any restricted stock awards which are payable based on achievement of Performance Objectives through the year in which payment under the Change of Control Agreement becomes due will be paid and fully vested immediately upon the audited close of the fiscal year financials, but in no case later than March 15 of the year following when payment becomes due.

c)	Awards that are not earned under this Program based on results at the close of the fiscal year in which the payment becomes due under the Change of Control Agreement becomes due will not be payable.

The Provisions of this Section 8 shall take precedence over all other provisions of this Program.

9.            Tax Withholding

All payments and distributions shall be subject to applicable withholding requirements.  Participants receiving shares under the Program must pay the Company, in cash, an amount sufficient to cover any required withholding taxes.

In lieu of cash, the Compensation Committee may permit a Participant to cover withholding obligations through a reduction in the number of shares delivered to such Participant.  The use of stock to satisfy withholding obligations is subject to certain restrictions if the Participant is an officer of the Company or holder of at least ten percent of the Company's stock.

10.            Administration of the Program

This Program will be administered by the Compensation Committee of the Board of Directors, which consists of outside directors, appointed by and accountable to the Board and whose members are not eligible for awards under the Program.  The Committee has full authority to, among other things, (i) interpret and administer the Program; (ii) establish rules and regulations appropriate for proper administration of the Program; (iii) select participants and make awards; (iv) establish the terms and conditions of awards, and; (v) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the

Program.  Unless otherwise expressly provided in the Program, all designations, determinations, interpretations and other decisions under or with respect to the Program or any award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant and any holder or beneficiary of any award. The Committee may establish rules and regulations from time to time that are not inconsistent with the provisions of this Program.

11.            Board Approval

Awards earned under this Program are payable only with the approval of the Board of Directors.  In the event of a Change of Control, as defined in the Participant's Change of Control Agreement, and to the extent provided in Section 8(a); awards will be payable without the Board of Directors' approval required.

12.            Amendment and Termination

The Board of Directors may amend this Program in any respect at any time and may terminate the Program in whole or in part at any time, subject to the following.

a.	Performance Objectives may not be altered, amended, suspended or discontinued during any Program Period with respect to that Program Period without the recommendation of the Compensation Committee.

b.	Amendment or termination of the Program may not adversely affect the value of any earned Awards under this Program.

13.            Denial of Award Payout

Any Participant who voluntarily terminates employment or who is involuntarily discharged for any reason whatsoever prior to the last day of a Program Period will not be entitled to any Award for the Program Period unless such exception is approved by the Committee.  In the event of a Change of Control in the Company, Section 8 will apply.

14.            Status of Participant's Claims

This Program does not create any lien on or security interest in any property of the Company, and no person may assert any rights under the Program superior to the rights of an unsecured general creditor of the Company.

15.            Non-alienability

Rights under this Program are not subject to voluntary or involuntary assignment or alienation.  Any attempted assignment or alienation will be disregarded by the Company.

16.            Severability

If any provision of this Program is determined to be invalid or illegal, the remaining provisions shall be effective and shall be interpreted as if the invalid or illegal provision did not exist, unless the continuance of the Program in such circumstances would defeat its purpose.

17.            Employment Rights

Nothing in the Program shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right, which the Company or any subsidiary may have to terminate the employment of the Participant with or without cause.

18.            Headings

All headings in this document are for reference only and are not to be utilized to construe its terms.

19.            Governing Law

This Program is governed in all respects by the internal law, not the law of conflicts, of the State of Minnesota.  The State of Minnesota will govern all questions concerning the Program.